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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-95193 on Form S-8 of Hudson City Bancorp, Inc. of our report dated June 23, 2003, relating to the financial statements of the Profit Incentive Bonus Plan of Hudson City Savings Bank as of December 31, 2002 and September 30, 2002, and for the three month period ended December 31, 2002, and supplemental schedules of assets held for investment as of December 31, 2002 and reportable transactions for the three month period ended December 31, 2002, which report appears in the Annual Report on Form 11-K of the Profit Incentive Bonus Plan of Hudson City Savings Bank.

                                    KPMG LLP

Short Hills, New Jersey
June 27, 2003

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